SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NEUBERGER BERMAN EQUITY FUNDS

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You are receiving this email because one or more of your clients are on record as a shareholder of Neuberger Berman Sustainable Equity Fund.

On or about January 25, 2024, a final proxy statement was delivered to shareholders of record (as of January 16th, 2024), asking them to approve a change in status from a “diversified” to a “non-diversified” Fund, as defined by the 1940 Act.

Please reach out to your clients and encourage them to participate by voting “For” the proposal.

Shareholders can respond to the proxy by mail, telephone, mobile device or via the internet at www.proxyvote.com. Detailed instructions are on the proxy cards. If shareholders misplaced their proxy card and/or their control number, they should contact Broadridge Financial Solutions, Inc., the Fund’s proxy solicitor, by calling 833-757-0738, who can assist by taking shareholders’ vote directly over the phone.

Why do we recommend a vote in favor of this change?

We believe this change in classification to non-diversified will:

•	Enable the Fund greater flexibility to take meaningful positions in selected securities consistent with its current investment strategy, including such companies that meet their ESG criteria.
•	Allow the portfolio manager to increase the variation from the Fund’s benchmark, the S&P 500 Index, which we believe has the potential to result in a greater level of alpha than with the current constraints on the portfolio, particularly in light of the increasing concentration of the benchmark. We believe the 1940 Act Diversification Rule is an outdated framework which does not account for modern index composition and has an unintended consequence of decreasing our ability to manage active position sizes relative to an increasingly top-heavy index.
•	Provide the Fund with increased flexibility to respond to future investment opportunities and allow us to better align the position sizing in the portfolio with our investment convictions.
•	Eliminate the Fund’s competitive disadvantage against those of its peers that operate as non-diversified Funds.

We appreciate your support and partnership. If you have any questions, please contact your Neuberger Berman representative or call 877.628.2583.

FOR INVESTMENT PROFESSIONAL, BROKER-DEALER AND INSTITUTIONAL USE ONLY. NOT FOR USE WITH OR DISTRIBUTION TO THE GENERAL PUBLIC.

An investor should consider a Fund’s investment objectives, risks and fees and expenses carefully before investing. This and other important information can be found in the Fund’s prospectus and summary prospectus, which you can obtain by calling 877.628.2583. Please read the prospectus and summary prospectus carefully before making an investment. The prospectus contains a complete discussion of the risks of investing in the Fund. Investments could result in loss of principal.

This material is general in nature and is not directed to any category of investors and should not be regarded as individualized, a recommendation, investment advice or a suggestion to engage in or refrain from any investment-related course of action. Neuberger Berman is not providing this material in a fiduciary capacity and has a financial interest in the sale of its products and services. Investment decisions and the appropriateness of this material should be made based on an investor’s individual objectives and circumstances and in consultation with his or her advisors. Accordingly, “retail” retirement investors are not the intended recipient of this material as they are expected to engage the services of an advisor in evaluating this material for any investment decision. If your understanding is different, we ask that you inform us immediately.

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